Execution Copy

The St. Joe Company

Third Amendment
Dated as of July 30, 2007

to

Note Purchase Agreements
Dated as of February 7, 2002

Re: $15,000,000 7.02% Senior Secured Notes, Series C, due February 7, 2009

$75,000,000 7.37% Senior Secured Notes, Series D, due February 7, 2012

Third Amendment to Note Purchase Agreements

This Third Amendment dated as of July 30, 2007 (the or this “Third Amendment”) to the Note Purchase Agreements each dated as of February 7, 2002 is between The St. Joe Company, a Florida corporation (the “Company”), and each of the institutions which is a signatory to this Third Amendment (collectively, the “Noteholders”).

Recitals:

A. The Company and each of the Noteholders, together with the other purchasers listed in Schedule A to the hereinafter defined Note Agreements, have heretofore entered into separate and several Note Purchase Agreements each dated as of February 7, 2002, as amended by the First Amendment to Note Purchase Agreements dated as of June 8, 2004 and the Second Amendment to Note Purchase Agreements dated as of July 28, 2006 (collectively, as amended, the “Note Agreements”). The Company has heretofore issued (a) $18,000,000 in aggregate principal amount of its 5.64% Senior Secured Notes, Series A, due February 7, 2005, (b) $67,000,000 in aggregate principal amount of its 6.66% Senior Secured Notes, Series B, due February 7, 2007, (c) $15,000,000 in aggregate principal amount of its 7.02% Senior Secured Notes, Series C, due February 7, 2009 and (d) $75,000,000 in aggregate principal amount of its 7.37% Senior Secured Notes, Series D, due February 7, 2012 (collectively, the “Notes”) pursuant to the Note Agreements. The Noteholders who are signatories hereto are the holders of more than 51% of the outstanding principal amount of the Notes.

B. The Company and the Noteholders now desire to amend the Note Agreements in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreements, as amended hereby, unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this Third Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Third Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1. Amendments.

Section 1.1. Section 10.1 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.1. Consolidated Adjusted Net Worth. The Company and its Subsidiaries will at all times keep and maintain Consolidated Adjusted Net Worth at an amount not less than (a) $735,000,000 plus (b) an amount equal to one hundred percent (100%) of net proceeds from any issuance by the Company of shares of its Capital Stock or other equity interest occurring after the Closing. Without limiting the foregoing, the exercise by a present or former employee, officer or director of any stock option or equity based compensation issued pursuant to a stock incentive plan, stock option plan or other equity based compensation plan or arrangement shall in no event be deemed or construed to constitute the issuance of shares of the Capital Stock of the Company, with any determination of Consolidated Adjusted Net Worth pursuant to this Section 10.1 to exclude (x) Indebtedness attributable to Qualified Senior Notes and (y) Qualified Installment Sale Notes.”

Section 1.2. Section 10.2 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.2. Leverage Ratio. The Company and its Subsidiaries will not as at the end of each fiscal quarter permit the ratio of Consolidated Indebtedness to Consolidated Total Assets to exceed 0.55 to 1.00, with any determination of Consolidated Indebtedness and Consolidated Total Assets pursuant to this Section 10.2 to exclude (x) Indebtedness attributable to Qualified Senior Notes and (y) Qualified Installment Sale Notes.”

Section 1.3. Section 10.3 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.3. Unencumbered Assets Ratio. The Company and its Subsidiaries will not permit as at the end of each fiscal quarter the ratio of Unsecured Indebtedness to Unencumbered Assets to exceed 0.55 to 1.00, with any determination of Unsecured Indebtedness and Unencumbered Assets pursuant to this Section 10.3 to exclude (x) Indebtedness attributable to Qualified Senior Notes and (y) Qualified Installment Sale Notes.”

Section 1.4. Section 10.4 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.4. Fixed Charges Coverage Ratio. The Company and its Subsidiaries will not permit as at the end of each fiscal quarter the ratio of Consolidated Net Earnings Available for Fixed Charges for the four immediately preceding fiscal quarters (taken as a single accounting period) to Consolidated Fixed Charges for such four fiscal quarter periods to be less than 2.5 to 1.0, with any determination of Consolidated Net Earnings Available for Fixed Charges pursuant to this Section 10.4 to exclude (x) Indebtedness attributable to Qualified Senior Notes (and any Interest Expense thereon) and (y) any interest income attributable to Qualified Installment Sale Notes.”

Section 1.5. Section 10.5(a)(iv) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“(iv) additional Indebtedness of the Company and its Subsidiaries; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

(1) the ratio of Consolidated Indebtedness to Consolidated Total Assets as at such date shall not exceed 0.55 to 1.00, with any determination of Consolidated Indebtedness and Consolidated Total Assets pursuant to this Section 10.5(a)(iv) to exclude (x) Indebtedness attributable to Qualified Senior Notes and (y) Qualified Installment Sale Notes; and

(2) in the case of the issuance of any Indebtedness of the Company or its Subsidiaries secured by Liens permitted by Section 10.6(i) and any Indebtedness of a Subsidiary (other than (A) Qualified Subsidiary Indebtedness and (B) Indebtedness of any Subsidiary described on Schedule 5.15 and any renewal, extension, refinancing, replacement or refunding of such Indebtedness), the sum of (A) the aggregate amount of all Indebtedness secured by Liens permitted by Section 10.6(i) plus (B) the aggregate amount of all Indebtedness of Subsidiaries (other than (A) Qualified Subsidiary Indebtedness and (B) Indebtedness of any Subsidiary described on Schedule 5.15 and any renewal, extension, refinancing, replacement or refunding of such Indebtedness), shall not exceed 33% of Consolidated Total Assets as at such date, with any determination of Consolidated Total Assets pursuant to this Section 10.5(a)(iv) to exclude Qualified Installment Sale Notes and any determination of Indebtedness secured by Liens and Indebtedness of any Subsidiary to exclude Qualified Senior Notes; and”

Section 1.6. Section 10.5(a)(vi) of the Note Agreements shall be and is hereby amended by replacing the “.” with “; and”.

Section 1.7. Section 10.5(a) of the Note Agreements shall be and is hereby further amended by adding a new clause (a)(vii) at the end thereof to read as follows:

“(vii) Indebtedness evidenced by the Qualified Senior Notes.”

Section 1.8. Section 10.6(i) of the Note Agreements shall be and is hereby amended by replacing the “.” with “; and”.

Section 1.9. Section 10.6 of the Note Agreements shall be and is hereby further amended by adding at the end thereof a new paragraph (j) to read as follows:

“(j) Liens on the Qualified Installment Sale Note and the Qualified Letter of Credit created or incurred in connection with the Qualified Installment Sale Transaction to secure the Qualified Senior Notes.”

Section 1.10. Section 10.8(b)(i) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“(i) such assets (valued, in the case of Timberland, at $750 per acre or, otherwise, at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the same fiscal year (other than (A) any sale in the ordinary course of business and (B) any sale within the limitations of clause (a) of this Section 10.8), exceed 15% of Consolidated Total Assets, determined as of the end of the immediately preceding fiscal quarter with any determination of Consolidated Total Assets pursuant to this Section 10.8(b)(i) to exclude Qualified Installment Sale Notes;”

Section 1.11. Section 10.8 of the Note Agreements shall be and is hereby amended by adding at the end thereof a new paragraph (c) to read as follows:

“(c) the sale of assets constituting the Disposed Property, the Building Portfolio Sale and the Saussy Burbank Sale to a Person or Persons if all of the following conditions are met:

(i) in the opinion of the Company’s Board of Directors, the sale is for fair value and is in the best interests of the Company;

(ii) immediately after the consummation of the transaction and after giving effect thereto, (A) no Default or Event of Default would exist, and (B) the Company would be permitted by the provisions of Section 10.5(a)(iv)(1) to incur at least $1.00 of additional Indebtedness;

(iii) the net after tax cash proceeds of such assets are applied on or before September 30, 2008 to the prepayment at any applicable prepayment premium of Senior Indebtedness of the Company in an amount equal to such net after tax cash proceeds. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes shall be prepaid as and to the extent provided in Section 8.2; and

(iv) upon the prepayment of such net after tax cash proceeds the Company shall deliver a certificate of Senior Financial Officer to each holder of the Notes setting forth the amount, nature and description of the Senior Indebtedness so prepaid.

For the avoidance of doubt, the assets constituting the Disposed Property, the Building Portfolio Sale and the Saussy Burbank Sale shall be included in any calculations made pursuant to Section10.8(b)(i) during the same fiscal year.”

Section 1.12. Section 10.9 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“Section 10.9. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate; provided, however, the Qualified Installment Sale Transaction shall not be subject to the requirement that it be in the ordinary course of the Company’s business.”

Section 1.13. Section 11(f) of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

“(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than Indebtedness evidenced by the Qualified Senior Notes) that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company is in default in the performance of or compliance with any term of the 2004 Notes, the 2004 Note Purchase Agreements or any Additional Note Purchase Agreement and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (2) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or”

Section 1.14. The following definitions shall be added in alphabetical order to Schedule B to the Note Agreements:

“Building Portfolio Sale” means the sale by the Company of seventeen buildings described in Exhibit A to the Third Amendment with approximately 2.3 million net rentable square feet for a cash purchase price of $377.5 million. The closing of the sale of fifteen buildings occurred on June 20, 2007 for a purchase price of $277.5 million. The remaining two buildings are expected to close in the third quarter of 2007 for a purchase price of $100 million.

“Disposed Property” means approximately 33,035 acres of real property located in Chattahoochee and Stewart Counties, Georgia conveyed to Timbervest Partners Stewart I, LLC and Timbervest Partners Stewart II, LLC on June 1, 2007.

“Qualified Installment Sale Notes” means those certain promissory notes due to Timberland Company issued by Timbervest Partners I SPV, LLC and Timbervest Partners II SPV, LLC having a term of fifteen years in payment of the purchase price for the Disposed Property sold in the Qualified Installment Sale Transaction, which promissory notes are secured by the Qualified Letters of Credit.

“Qualified Installment Sale Transaction” means the sale of the Disposed Property in exchange for the Qualified Installment Sale Notes, which Qualified Installment Sale Notes were assigned, together with the Qualified Letters of Credit, for cash to the Qualified SPE which in turn issued its Qualified Senior Notes to a trustee acting on behalf of Persons acquiring interests in such Qualified Senior Notes in a private placement.

“Qualified Letters of Credit” means those certain standby letters of credit issued by Wachovia Bank, National Association, in its capacity as Letter of Credit Issuer and in a stated amount equal to the face amount of the Qualified Installment Sale Notes plus 210 days of accrued and unpaid interest.

“Qualified Senior Notes” means the senior promissory notes issued by the Qualified SPE to a trustee acting on behalf of Persons acquiring interests in such notes in an institutional private placement in connection with the Qualified Installment Sale Transaction and secured solely by the Qualified Installment Sale Notes and the Qualified Letters of Credit held by such Qualified SPE without recourse to the Company or any other Subsidiary.

“Qualified SPE” means Georgia Timber Finance I, LLC, a wholly-owned Subsidiary of Timberland Company, formed as a special purpose entity in connection with the Qualified Installment Sale Transaction for the sole purpose of (a) owning and holding the Qualified Installment Sale Notes issued in connection with such Qualified Installment Sale Transaction, together with the Qualified Letters of Credit securing such Qualified Installment Sale Notes, (b) issuing the Qualified Senior Notes to be secured solely by such Qualified Installment Sale Notes and the Qualified Letters of Credit and (c) engaging in other activities incidental to the foregoing.

“Saussy Burbank Sale” means the sale by the Company on May 3, 2007, of its North Carolina and South Carolina home building operations, consisting of Mid-Atlantic Homes, LLC, Saussy Burbank, LLC, McNeill-Burbank Homes, LLC, and Monteith Holdings, LLC for an aggregate purchase price of approximately $74.3 million.

“Third Amendment” means that certain Third Amendment to Note Purchase Agreements dated as of July 30, 2007 among the Company and the holders of the Notes.

“Timberland Company” means St. Joe Timberland Company of Delaware, LLC, a Subsidiary of the Company.

Section 1.16. The definition of “Bank Credit Agreement” in Schedule B shall be and is hereby amended in its entirety to read as follows:

““Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated July 22, 2005 among the Company, the lenders named therein and Wachovia Bank, National Association, as Administrative Agent, as amended by that certain First Amendment dated February 26, 2007 and that certain Second Amendment dated June 28, 2007, as the same may from time to time be further amended, supplemented, modified, refinanced, renewed or replaced.”

Section 2. Representations and Warranties of the Company.

Section 2.1. To induce the Noteholders to execute and deliver this Third Amendment (which representations shall survive the execution and delivery of this Third Amendment), the Company represents and warrants to the Noteholders that:

(a) this Third Amendment has been duly authorized, executed and delivered by it and this Third Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b) the Note Agreements, as amended by this Third Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance by the Company of this Third Amendment (i) does not require the consent or approval of any governmental or regulatory body or agency, and (ii) will not (A) violate (1) any provision of applicable law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Bank Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (ii)(A)(3) of this Section 2.1(c);

(d) as of the date hereof and after giving effect to this Third Amendment, no Default or Event of Default has occurred which is continuing; and

(e) all the representations and warranties contained in Section 5 of the Note Agreements are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except the representations and warranties set forth in Sections 5.3 and 5.4, in the final two sentences of Section 5.9 and in the first sentence of Section 5.15 which are true and correct as of the date of the issuance of the Notes.

Section 3. Conditions to Effectiveness of This Third Amendment.

Section 3.1. This Third Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied (the “Effective Date”):

(a) executed counterparts of this Third Amendment, duly executed by the Company and the holders of at least 51% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;

(b) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Third Amendment, certified by its Secretary or an Assistant Secretary;

(c) the Noteholders shall have received a copy of the Second Amendment to Bank Credit Agreement;

(d) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof and the execution and delivery by the Company of this Third Amendment shall constitute certification of the same;

(e) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders; and

(f) each holder of a Note shall have received a non-refundable fee equal to 0.10% of the aggregate outstanding principal amount of the Notes held by such holder.

Upon receipt of all of the foregoing, this Third Amendment shall become effective.
Section 4.	Payment of Noteholders’ Counsel Fees and Expenses.

Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment.

Section 5. Miscellaneous.

Section 5.1. This Third Amendment shall be construed in connection with and as part of each of the Note Agreements, and except as modified and expressly amended by this Third Amendment, all terms, conditions and covenants contained in the Note Agreements and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the Note Agreements without making specific reference to this Third Amendment but nevertheless all such references shall include this Third Amendment unless the context otherwise requires.

Section 5.3. The descriptive headings of the various Sections or parts of this Third Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 5.4. This Third Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 5.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Remainder of Page Intentionally Blank]

The St. Joe Company

By /s/ Stephen W. Solomon

Stephen W. Solomon Senior Vice President and Treasurer

Accepted and Agreed to:

Thrivent Financial for Lutherans (f/k/a Aid Association for Lutherans)

By

Name:
Title:

Allstate Life Insurance Company

By /s/ Robert B. Bodett

Name: Robert B. Bodett

By /s/ David Walsh

Name: David Walsh

Authorized Signatories

Nationwide Life Insurance Company of America (f/k/a Provident Mutual Life Insurance Company)

By

Name:
Title:

Nationwide Life and Annuity Company of America (f/k/a ProvidentMutual Life and Annuity Company of America)

By

Name:
Title:

Teachers Insurance and Annuity Association of America

By /s/ Lisa M. Ferraro

Name: Lisa M. Ferraro Title: Director

Each of the undersigned hereby confirms its continued guaranty of the obligations of the Company under the Note Agreements, as amended hereby, pursuant to the terms of the Subsidiary Guaranty Agreement dated as of February 7, 2002, on this 30th day of July, 2007.

280 Interstate North, L.L.C. (Manager)
5660 NND, L.L.C. (Manager)
Apalachicola Northern Railroad Company (Senior Vice President)
Arvida Housing L.P., Inc. (Senior Vice President)
Crooked Creek Real Estate Company (Senior Vice President)
Crooked Creek Utility Company (Senior Vice President)
Deer Point I & II, LLC (Manager)
Georgia Wind I, LLC (Manager)
Georgia Wind II, LLC (Manager)
Georgia Wind III, LLC (Manager)
Millenia Park One, L.L.C. (Manager)
Overlook I & II, LLC (Manager)
Paradise Pointe, LLC (Senior Vice President)
Park Point Land, LLC (Manager)
PSJ Waterfront, LLC (Manager)
Riverside Corporate Center, L.L.C. (Manager)
Southhall Center, L.L.C. (Manager)
St. James Island Utility Company (Senior Vice President)
St. Joe Central Florida Contracting, Inc. (Senior Vice President)
St. Joe Community Sales, Inc. (Senior Vice President)
St. Joe Development, Inc. (Senior Vice President)
St. Joe Finance Company (Senior Vice President)
St. Joe Home Building, L.P. By: St. Joe West Florida Contracting, Inc., General Partner (Senior Vice President)
St. Joe Northeast Florida Contracting, Inc. (Senior Vice President)
St. Joe Residential Acquisitions, Inc. (Senior Vice President)
St. Joe Timberland Company of Delaware, L.L.C. (Senior Vice President)
St. Joe Towns & Resorts, L.P. By: St. Joe/Arvida Company, Inc., General Partner (Senior Vice President)
St. Joe Utilities Company (Senior Vice President)
St. Joe West Florida Contracting, Inc. (Senior Vice President)
St. Joe-Southwood Properties, Inc. (Senior Vice President)
St. Joe/Arvida Company, Inc. (Senior Vice President)
Sunshine State Cypress, Inc. (Senior Vice President)
Talisman Sugar Company (Senior Vice President)
The Port St. Joe Marina, Inc. (Senior Vice President)

By: /s/ Stephen W. Solomon
Stephen W. Solomon, as its Manager or Senior Vice
President, as the case may be

St. Joe Capital I, Inc. By: /s/ David F. Childers, III

David F. Childers, III President
Residential Community Title Company By: /s/ Christine M. Martin

Christine M. Martin Vice President

Exhibit A

Building Portfolio Sale

The portfolio of 17 office buildings described in that certain Purchase and Sale Agreement attached as Exhibit 10.1 to the Borrower’s Current Report on Form 8-K filed with the SEC on May 3, 2007.